EXHIBIT 10.1

ASSIGNMENT AND SALE OF PATENT

WHEREAS, I, Asher Zwebner, hereinafter called "ASSIGNOR", residing at 20A Rehov Shareit Orah, Bayit Vegan, Jerusalem, 96387, did obtain a United States Patent for an improvement in automobile safety known as the Car Door Safety Feature No. 5074073, dated December 24, 1991 ("PATENT");

AND WHEREAS, I am now the sole owner of the PATENT and hereby represent and warrant that I have the full right to convey the entire interest herein assigned, and that I have not executed, and will not execute, any agreement in conflict herewith;

AND WHEREAS Cdoor Corp., a Delaware corporation, together with any successors, legal representatives or assigns thereof, called "ASSIGNEE" is desirous to acquire the entire right, title and interest in and to the PATENT.

NOW, THEREFORE, in consideration of good and valuable consideration in the form of ten percent (10%) of all income received by the ASIGNEE for the exploitation of the PATENT, I, the Assignor, by these presents do sell, assign, transfer and set over, and do hereby unconditionally and irrevocably sell, assign, transfer and set over to ASSIGNEE the entire right, title and interest in and to said PATENT aforesaid; the same to be held and enjoyed by the said ASSIGNEE for his own use and benefit, to the full end of the term for which said PATENT is granted, as fully and entirely as the same would have been held by me had this assignment and sale not been made.

IN TESTIMONY WHEREOF, this Assignment is effective as of the date set forth below (the "Effective Date").

I hereunto set my hand this 15th day of December, 2004


Name : Asher Zwebner - Assignor.   /s/ Asher Zwebner

Cdoor Corp, Inc - Assignee /s/ Asher Zwebner
                           /s/  Lavi Krasney